Exhibit 10.4

AMENDMENT No. 1 To Plan Convertible Promissory Note

This Amendment No. 1 to Plan Convertible Promissory Note dated November 17, 2010 (hereinafter, the “Note”) effective as of June 6, 2012 (“Effective Date”) by and between Accentia Biopharmaceuticals, Inc., a Florida corporation having an address at 324 South Hyde Park Avenue, Suite 350, Tampa, Florida 33606 (hereinafter “Accentia”), and Dennis Ryll, an individual with an address at 2595 Red Springs Drive, Las Vegas, Nevada 89135 (hereinafter “Lender”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note.

WHEREAS, Accentia and Lender entered into the Note effective November 17, 2010, which Note remains in full force and effect; and

WHEREAS, Accentia and Lender wish to enter into this Amendment to memorialize their understanding and agreement as to the temporary suspension, accrual and deferral of certain installment payment obligations of Accentia under the Note, as well as the extension of the Maturity Date thereunder;

NOW, THEREFORE, in consideration of the mutual premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Effective immediately upon the execution of this Amendment and for a period of nine months from the Effective Date of this Amendment (the “Suspension Period”) the provisions of section 5 of the Note pertaining to Accentia’s quarterly payments of each Automatic Conversion Amount beginning with the Automatic Conversion Amount due on August 17, 2012 shall be suspended, and Accentia shall not be obligated to make payment to Lender of any Automatic Conversion Amount during this Suspension Period;

2. During the Suspension Period, the obligations of Accentia to make payment of the Automatic Conversion Amounts as described in section 5 of the Note shall be suspended. For purposes of clarification, the suspension of the required Automatic Conversion Amount payments shall not diminish or alter the total amount of principal or accrued interest due pursuant to the terms of the Note, but the suspension shall delay the payment by the term of the Suspension Period.

3. The Maturity Date of the Note as set forth in Section 4 of the Note shall be extended from August 17, 2012 through and including the final day of the Suspension Period, February 17, 2013. All outstanding principal and accrued interest under the Noteshall be due and payable in a single installment to be calculated and made in accordance with the payment provisions set forth in Section 5 (a) – (g) of the Note.

4. Except as specifically amended by the terms of this Amendment, the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the date indicated below.

ACCENTIA BIOPHARMACEUTICALS, INC.			LENDER

By	/s/ Samuel S. Duffey	By	/s/ Dennis Ryll

Name:	Samuel S. Duffey	Name:	Dennis Ryll

Title:	President and CEO	Title:

Date:	June 6 , 2012	Date:	June 6 , 2012

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